EXHIBIT 1

Michael C. Moran
Russell A. Mawn
Alexandra B. Lavin
Jeffrey Olshan
Attorneys for Plaintiff
Securities and Exchange Commission
33 Arch Street, 24th Floor
Boston, MA 02110
(617) 573-8931 (Moran direct)
moranmi@sec.gov

UNITED STATES DISTRICT COURT
DISTRICT OF UTAH, CENTRAL DIVISION

SECURITIES AND EXCHANGE COMMISSION,

Plaintiff,

v.

JOHN S. CLAYTON, FIRST EQUITY HOLDINGS CORP., STANDARD REGISTRAR AND TRANSFER CO., INC., DANIEL W. JACKSON, DONALD H. PERRY, CLARK M. MOWER, TIMOTHY J. RIEU, AND CHESAPEAKE GROUP, INC.,

Defendants,

and

BRYAN DEVELOPMENT, LLC, CAPITAL COMMUNICATIONS, INC., COMPASS EQUITY PARTNERS, INC., EMPIRE FUND MANAGERS, INC., GREENWICH STREET COMMERCIAL MORTGAGE, LLC, INVESTRIO, INC., KLAJA PARTNERS, LLC, LIBERTY PARTNERS, LLC, AND MAESTRO INVESTMENTS, INC.,

Relief Defendants.

Case No.: 2:24-cv-918

COMPLAINT
JURY TRIAL DEMANDED

COMPLAINT

Plaintiff, United States Securities and Exchange Commission (the "Commission" or the "SEC"), alleges as follows against Defendants John S. Clayton ("Clayton"), First Equity Holdings Corp. ("First Equity"), Standard Registrar and Transfer Co., Inc. ("Standard Registrar"), Daniel W. Jackson ("Jackson"), Donald H. Perry ("Perry"), Clark M. Mower ("Mower"), Timothy J. Rieu ("Rieu"), and Chesapeake Group, Inc. ("Chesapeake"), and Relief Defendants Bryan Development, LLC ("Bryan Development"), Capital Communications, Inc. ("Capital Communications"), Compass Equity Partners, Inc. ("Compass"), Empire Fund Managers, Inc. ("Empire"), Greenwich Street Commercial Mortgage, LLC ("Greenwich Street"), Investrio, Inc. ("Investrio"), Klaja Partners, LLC ("Klaja Partners"), Liberty Partners, LLC ("Liberty Partners"), and Maestro Investments, Inc. ("Maestro"):

SUMMARY

1. From at least 2014 to 2024, Clayton engaged in a securities fraud scheme to secretly amass and then illegally sell stock of small, publicly traded companies. Clayton hid his stock ownership from investors, brokerage firms, and regulators, by spreading his shares among business entities that he secretly controlled, each of them a Relief Defendant (hereafter, the "Clayton Nominees"). While concealing his stock ownership, Clayton retained Rieu, and Rieu's investor relations firm, Chesapeake, to promote the stock to investors and to increase the price and trading volume of the stock. Clayton then illegally sold his shares in the public securities markets at inflated prices, leaving behind harmed investors after the price and trading volume fell.

2. Clayton engaged in numerous deceptions to conceal his involvement and further his scheme. Clayton paid third parties to act as nominal heads of the Clayton Nominees. In turn, Clayton impersonated the heads of the Clayton Nominees when communicating with at least one brokerage firm. He used blank checkbooks, pre-signed by the head of each Clayton Nominee, to move money. And, after learning of the Commission's investigation that led to this action, Clayton used a pre-paid cell phone—commonly known as a "burner phone"—to communicate with Rieu and directed Rieu to himself procure a burner phone.

3. Clayton's sales were intended to defraud investors. He deliberately avoided fundamental safeguards under the federal securities laws designed to protect the investing public by informing investors about the nature of the stock being sold and the significant holders of that stock. Clayton engaged in transactions that were illegal under the federal securities laws because they were neither registered with the Commission under Section 5 of the Securities Act of 1933 ("Securities Act") nor exempt from registration. Clayton's multifaceted scheme, however, made it appear that his sales were exempt from such registration. Clayton was an "affiliate" of the companies whose stock he sold, and he therefore faced a legal limit on how much stock he could sell at any one time in unregistered transactions. By concealing stock among the Clayton Nominees, Clayton avoided the legal limitations on sales by affiliates, and avoided reporting his stock ownership as required by federal law, while dumping significant amounts of stock into public securities markets.

4. Clayton often obtained stock from loans that he made, or purported to make, to public companies through the Clayton Nominees. The loans were convertible into stock, which Clayton, through the Clayton Nominees, then illegally sold. To the extent that Clayton's convertible loans actually took place—*i.e.*, were not fabricated as part of his scheme—Clayton's

scheme was designed for him to avoid risk by converting the loans to stock at low prices and then illegally selling that stock to the public at higher prices during stock promotional campaigns.

5. Clayton carried out his fraud, in part, through his companies First Equity and Standard Registrar. Clayton was aided and abetted in his scheme by Jackson, Perry, Mower, Rieu, and Chesapeake.

6. Jackson is an attorney who shared an office with Clayton and worked with him on microcap securities matters for decades. Jackson issued letters falsely representing that the Clayton Nominees were not affiliates of the companies with stock that Clayton planned to sell as part of the scheme, providing a fraudulent paper trail necessary for Clayton to sell the stock.

7. Perry also worked for decades as Clayton's bookkeeper, managing multiple bank and brokerage accounts for the numerous Clayton Nominees. Perry prepared and delivered materially false information to brokerage firms to facilitate the illegal sale of stock. Perry acted on behalf of multiple Clayton Nominees, including one, Empire, that was purportedly run by Perry's wife. Perry worked with Clayton to forge Perry's wife's signature on documentation relating to a brokerage account. Perry at other times arranged for his wife to sign Empire-related documents.

8. Mower was CEO of one of the companies whose stock Clayton sold, and Mower provided Clayton with falsified documentation necessary to the sale of the company's stock.

9. Rieu and his company Chesapeake were stock promoters whom Clayton retained to publicly promote, and increase the price and liquidity of, the stock that Clayton sold. Rieu, acting on his own behalf and through Chesapeake, engaged in fraudulent trading with the purpose of deceiving the public about the true demand for the securities that Clayton planned to

sell as part of his scheme. Rieu, again acting on his own behalf and through Chesapeake, also engaged in deceptive trading for other clients—separate and apart from Clayton. Further, Rieu engaged in insider trading in the stock of one of Chesapeake's clients.

10. Finally, as part of the scheme, Clayton used Standard Registrar, which is a stock transfer agent that he has owned since 2017, to remove the restrictive legends from stocks, which allowed them to be sold publicly. Jackson has served on Standard Registrar's board of directors since 2017. Clayton and Jackson knew or recklessly ignored that Standard Registrar removed restrictive legends on false pretenses.

NATURE OF THE PROCEEDING AND RELIEF SOUGHT

11. The Commission brings this action pursuant to the authority conferred upon it by Section 20(b) of the Securities Act [15 U.S.C. § 77t(b)] and Section 21(d)(1) of the Securities Exchange Act of 1934 ("Exchange Act") [15 U.S.C. § 78u(d)(1)].

12. The Commission seeks: (i) against Defendants, permanent injunctions, enjoining them from engaging in the transactions, acts, practices, and courses of business alleged in this Complaint, including enjoining them from committing or engaging in specified actions or activities relevant to violations charged herein; (ii) against Defendants and Relief Defendants, disgorgement of all ill-gotten gains from the unlawful conduct set forth in this Complaint, together with prejudgment interest, under Sections 21(d)(5) and (7) of the Exchange Act [15 U.S.C. §§ 78u(d)(5) and (7)]; (iii) against Defendants, civil penalties pursuant to Section 20(d) of the Securities Act [15 U.S.C. § 77t(d)] and Section 21(d)(3) of the Exchange Act [15 U.S.C. § 78u(d)(3)]; (iv) against Defendants, orders barring them from participating in any offering of a penny stock, pursuant to Section 20(g) of the Securities Act [15 U.S.C. § 77t(g)] and Section 21(d)(6) of the Exchange Act [15 U.S.C. § 78u(d)(6)]; (v) against Clayton, First Equity, Perry,

Rieu, and Chesapeake, further permanent injunctive relief prohibiting activity related to their misconduct; (vi) against Clayton, Jackson, Perry, Mower, and Rieu, orders barring them from acting as an officer or director of any public company, pursuant to Section 20(e) of the Securities Act [15 U.S.C. § 77t(e)] and Section 21(d)(2) of the Exchange Act [15 U.S.C. § 78u(d)(2)]; and (vii) such other relief as the Court may deem appropriate.

JURISDICTION AND VENUE

13. This Court has subject-matter jurisdiction over this action pursuant to Sections 20(d)(1) and 22(a) of the Securities Act [15 U.S.C. §§ 77t(d)(1) and 77v(a)] and Sections 21(d), 21(e), and 27 of the Exchange Act [15 U.S.C. §§ 78u(d), 78u(e), 78aa].

14. The Court has personal jurisdiction over Defendants and Relief Defendants because, among other things, all Defendants reside in the United States and all Relief Defendants have principal places of business and transact business in the United States.

15. Venue lies in this district pursuant to Section 22(a) of the Securities Act [15 U.S.C. § 77v(a)] and Section 27 of the Exchange Act [15 U.S.C. § 78aa]. Clayton, First Equity, Standard Registrar, Jackson, Perry, and Mower reside in this District and have transacted business in this District. Each of the Relief Defendants resides in this District and conducts business in this District. Rieu and Chesapeake transacted business with Clayton and/or his business entities while Clayton was located in this District. Rieu periodically traveled to this District to meet with Clayton concerning business transactions.

16. In connection with the transactions, acts, practices, and courses of business alleged in this Complaint, Defendants, directly or indirectly, singly or in concert, made use of the means or instrumentalities of transportation or communication in interstate commerce, or the mails.

DEFENDANTS

17. **John S. Clayton**, age 60, resides in Salt Lake City, Utah. Clayton is self-employed and is the manager and beneficial owner of First Equity and the owner of Standard Registrar. Clayton has also served as an officer and director of ForeverGreen Worldwide, Corp.

18. **First Equity Holdings Corp.** is a Delaware corporation with its principal place of business in Salt Lake City, Utah. First Equity is an operating entity through which Clayton purchases and manages real estate as well as securities. Clayton is the beneficial owner of First Equity, and Jackson is its registered agent.

19. **Standard Registrar & Transfer Company, Inc.** is a Utah corporation with its principal place of business in Salt Lake City, Utah. Standard Registrar is registered as a transfer agent with the Commission. Clayton has owned Standard Registrar since 2017 and Jackson has been a Standard Registrar director since 2017.

20. **Daniel W. Jackson**, age 73, resides in Salt Lake City, Utah. Jackson is an attorney and has served as manager of Bryan Development and Greenwich Street. Jackson is the registered agent for First Equity and Standard Registrar, as well as for Klaja Partners and Investrio. Jackson has been a director of Standard Registrar since 2017.

21. **Donald H. Perry**, age 82, resides in Mount Pleasant, Utah.

22. **Clark M. Mower**, age 77, resides in Woods Cross, Utah. Mower is the president and Chief Executive Officer of Flexpoint Sensor Systems, Inc.

23. **Timothy J. Rieu**, age 65, resides in West Friendship, Maryland. He is the founder and president of Chesapeake.

24. **Chesapeake Group, Inc.**, is a Nevada corporation with its principal place of business in Maryland. Chesapeake engages in stock promotion and describes itself as an "investor relations" firm.

RELIEF DEFENDANTS

25. **Bryan Development, LLC** is a Utah corporation with its principal place of business in Salt Lake City, Utah.

26. **Capital Communications, Inc.** is a Wyoming corporation with its principal place of business in Salt Lake City, Utah.

27. **Compass Equity Partners, Inc.** is a Wyoming corporation with its principal place of business in Salt Lake City, Utah.

28. **Empire Fund Managers, Inc.** is a Wyoming corporation with its principal place of business in Salt Lake City, Utah.

29. **Investrio, Inc.** is a Wyoming corporation with its principal place of business in Salt Lake City, Utah.

30. **Greenwich Street Commercial Mortgage, LLC** is a Delaware corporation with its principal place of business in Salt Lake City, Utah.

31. **Klaja Partners LLC** is a Utah corporation with its principal place of business in Salt Lake City, Utah.

32. **Liberty Partners, LLC** is a Wyoming corporation with its principal place of business in Sandy, Utah.

33. **Maestro Investments, Inc.** is a Wyoming corporation with its principal place of business in Salt Lake City, Utah.

THE MICROCAP COMPANIES

34. Defendants' illegal conduct involved stock of microcap companies. Microcap companies include companies with stock that trades at less than $5.00 per share, which are commonly known as "penny stocks." Defendants' actions generally, though not exclusively, involved stock traded in the over-the-counter ("OTC") securities market using "alternative trading systems" ("ATSs"), rather than on the NASDAQ, New York Stock Exchange, or any other national securities exchange.

Microcap Issuers with Stock Involved in Clayton's Scheme

35. **Flexpoint Sensor Systems, Inc.** ("Flexpoint") is a Delaware corporation, with its principal place of business in West Jordan, Utah, that manufactures thin-film sensor technology. Its common stock is registered with the Commission under Section 12(g) of the Exchange Act and is quoted on OTC Link ATS under the symbol "FLXT."

36. **ForeverGreen Worldwide Corp.** ("ForeverGreen") was a Nevada corporation, with its principal place of business in Lindon, Utah, that used multi-level marketing to sell meal replacement shakes, nutritional beverages, and marine phytoplankton products. Its common stock was registered with the Commission under Section 12(g) of the Exchange Act and was quoted on OTC Link ATS under the symbol "FVRG." On July 29, 2021, the Commission revoked the registration of each class of ForeverGreen's securities pursuant to Section 12(j) of the Exchange Act. ForeverGreen subsequently ceased operations.

37. **KwikClick, Inc.** ("KwikClick") is a Delaware corporation, with its principal place of business in Bountiful, Utah, that operates an online referral software platform. Its common stock is registered with the Commission under Section 12(g) of the Exchange Act and is quoted on OTC Link ATS under the symbol "KWIK."

38. **LZG International Inc**. ("LZG International") was a Florida corporation, with its principal place of business in New York, New York. In 2021, it acquired the assets of an artificial intelligence technology company, FatBrain, LLC. Its common stock was registered with the Commission under Section 12(g) of the Exchange Act and was quoted on OTC Link ATS under the symbol "LZGI." In 2024, LZG International merged with Genius Group Limited, and currently trades on the NYSE American exchange under the symbol "GNS."

Additional Microcap Clients of Rieu and Chesapeake

39. **C-Bond Systems, Inc.** ("C-Bond") is a Colorado corporation, with its principal place of business in Houston, Texas, that operates a nanotechnology company. Its common stock is registered with the Commission under Section 12(g) of the Exchange Act and is quoted on OTC Link ATS under the symbol "CBNT."

40. **Pressure BioSciences, Inc.** ("Pressure BioSciences") is a Massachusetts corporation, with its principal place of business in Canton, Massachusetts, that develops high-pressure technology-based instruments. Its common stock is registered with the Commission under Section 12(g) of the Exchange Act and is quoted on OTC Link ATS under the symbol "PBIO."

41. **Sidus Space, Inc.** ("Sidus Space") is a Delaware corporation, with its principal place of business in Merritt Island, Florida, that operates a commercial aerospace company. Its common stock is registered with the Commission under Section 12(b) of the Exchange Act and is listed on NASDAQ under the symbol "SIDU."

FACTUAL ALLEGATIONS

Background

42. Clayton's scheme used stock that was issued by a microcap company (the stock's "issuer") as "restricted" in its ability to be sold. The stock was issued in transactions that were not registered with the Commission. Restricted stock bears a legend stating that it is restricted. Absent an exemption under the federal securities laws and rules, restricted stock cannot legally be offered or sold to the public unless a securities registration statement has been filed with the Commission (for an offer) or is in effect (for a sale).

43. An "affiliate" of an issuer is a person or entity, like Clayton, that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such issuer (*i.e.*, a control person). "Control" means the power to direct the management and policies of the company in question. Affiliates include officers, directors and controlling shareholders, as well as any person who is under common control with, or has common control of, an issuer. Clayton was at all relevant times an affiliate of Flexpoint, ForeverGreen, KwikClick, and LZG International (the "Clayton Issuers").

44. A "transfer agent," like Standard Registrar, is a company which, among other things, issues and cancels certificates of a company's stock to reflect changes in ownership. Many companies that have publicly traded securities use transfer agents to keep track of the individuals and entities that own their stock. Transfer agents also track whether shares are restricted from resale. Clayton has owned Standard Registrar since 2017 and had access to transfer agent records for each of the Clayton Issuers. Jackson has served as a Standard Registrar director since 2017.

45. One exemption to the registration requirements of the federal securities laws is contained in Section 4(a)(1) of the Securities Act, which exempts "transactions by any person other than an issuer, underwriter, or dealer." In turn, Rule 144 under the Securities Act [17 C.F.R. § 240.144] provides a set of conditions, commonly referred to as a safe harbor, for a seller of stock to avoid acting as an underwriter.

46. As a critical impediment to Clayton's scheme, the Rule 144 safe harbor limits the amount of stock that an affiliate can publicly sell in an unregistered transaction. As applicable here, affiliates were limited to selling during a three-month period an amount equal to one percent of all of a company's outstanding shares.

47. Transfer agents often require an attorney opinion letter stating that the requirements of Rule 144 have been met, including representations about whether the stockholder is an affiliate, before removing restrictive legends from stock on the basis of the Rule 144 safe harbor. Brokerage firms also rely on attorney opinion letters in accepting their customers' deposit of stock obtained in unregistered transactions.

48. Jackson issued at least fourteen attorney opinion letters relevant to this action. Jackson opined in pertinent letters that the Rule 144 conditions were met and that the transfer agent (Standard Registrar) could remove restrictive legends. Jackson's letters often included the proviso that "[i]n issuing this opinion, I am aware that you and the Company's shareholders and broker-dealers may rely upon this opinion, and I hereby give my permission and consent to rely on and exhibit this opinion to those shareholders and broker-dealers."

49. Jackson's letters falsely recited facts indicating, among other things, that the stockholder, a Clayton Nominee, was not an affiliate of the issuer. Jackson's statements were materially false and misleading because, as Jackson knew or was reckless in not knowing,

Clayton beneficially owned the stock held by the Clayton Nominees and Clayton was an affiliate of the issuers. Jackson's letters allowed Clayton Nominees to publicly sell stock in violation of the federal securities laws. Clayton, as owner of Standard Registrar, used or recklessly allowed Standard Registrar to remove restrictive legends in reliance on Jackson's opinion letters. Jackson was also a director of Standard Registrar and knew or recklessly ignored that Standard Registrar would remove restrictive legends in reliance on his opinion letters.

50. The federal securities laws require certain disclosures when a person acquires beneficial ownership of more than five percent of a registered class of a company's equity securities. First, those persons or groups are required to file a "beneficial ownership report" under Schedule 13D or 13G with the Commission. Second, those persons—and certain transactions they have entered into with the issuer—must be identified in registration statements and other company filings with the Commission. Further, beneficial owners of more than ten percent of a registered class of an issuer's stock are required under Section 16(a) of the Exchange Act to report their ownership with the Commission on a Form 3 within ten days, any changes in beneficial ownership on a Form 4 within two days, and total beneficial ownership annually on a Form 5. Clayton violated these disclosure requirements and did so in furtherance of his scheme.

OVERVIEW OF THE SCHEME

Clayton's Use of Nominee Entities to Conceal Stock Ownership

51. Clayton acquired, but hid, significant stock holdings in Flexpoint, ForeverGreen, KwikClick, and LZG International. Clayton concealed his ownership by acquiring stock in the name of one or more of the Clayton Nominees.

52. Clayton often acquired shares of stock in the Clayton Issuers from convertible loans held in the names of Clayton Nominees. A convertible loan is a form of corporate debt

that can be converted into shares of stock of the issuing corporation in lieu of repayment of the loan in cash.

53. Clayton often paid employees or friends to act as nominal corporate officers of the Clayton Nominees that acquired and sold shares of the Clayton Issuers. These individuals exercised no real control over the Clayton Nominees despite corporate records identifying them as the officers. Clayton used these individuals to sign necessary forms such as brokerage and bank records. Clayton, however, controlled and was the beneficial owner of the stock held by the Clayton Nominees.

54. Clayton controlled and funded the financial accounts of the Clayton Nominees, and Clayton, with the assistance of First Equity staff, carried out the business of the Clayton Nominees. Clayton used generic email addresses in the name of the Clayton Nominees to conduct this business—for example, sending emails to a brokerage firm through CompassEquityPartners@[redacted].com—but signing the email with the name of the nominal officer. Clayton and First Equity maintained passwords for Clayton and his staff to access the Clayton Nominees' email and brokerage accounts.

55. ***Capital Communications, Liberty Partners, and Maestro Investments:*** Clayton used handymen from his property management business to act as the nominal officers of Capital Communications, Liberty Partners, and Maestro. Clayton paid those employees nominal annual sums in exchange for those employees signing documents as the purported heads of the Clayton Nominees. In one such practice, the nominal officers would come to First Equity's offices and pre-sign blank checkbooks for the relevant entity for Clayton's later use.

56. ***Compass Equity Partners:*** Clayton used a friend, and then subsequently that friend's son, to act as the nominal officer of Compass. That nominal officer understood that

Clayton controlled the securities held by Compass. In addition to posing as the nominal officer in emails, Clayton caused a pre-paid cell phone—a burner phone—to be listed as the nominal officer's phone number on brokerage records so that Clayton could further pose as the nominal officer in phone calls. A pre-paid cell phone is a cell phone that can be purchased in a store with pre-paid calling minutes and that has a phone number that is not registered to any particular name. Pre-paid phones are colloquially referred to as "burner phones." As described further below, Clayton communicated with Rieu using the same burner phone used for Compass and directed Rieu to also purchase a burner phone because of the Commission's investigation.

57. ***Empire Fund Managers:*** Clayton, with Perry's help, used Perry's wife as the nominal officer of Empire. Clayton also paid Perry's wife a nominal sum for her role. Nonetheless, the Empire accounts were managed by Clayton, Perry, and First Equity staff in the same manner as the other Clayton Nominees. Perry arranged for his wife to sign documentation relating to Empire's acquisition and deposit of relevant stock. In one instance on January 23, 2019, Perry emailed Clayton asking him to affix a copy of Perry's wife signature to a letter from Empire to a brokerage firm. The letter gave Perry and Clayton's assistant authority to trade in Empire's brokerage account and to withdraw trading proceeds. Clayton affixed Perry's wife's signature to the letter and returned it to Perry that day.

58. ***Investrio:*** Clayton used a business associate, who was also at times on Clayton's payroll, to act as nominal officer of Investrio. The business associate understood that Clayton controlled the securities held by Investrio.

59. ***Klaja Partners:*** Clayton used Jackson's employee's relative as the nominal officer of Klaja Partners. In a February 25, 2019 letter prepared by Clayton and signed by Jackson, Jackson claimed the Klaja Partners brokerage account as his own, but—consistent with

Perry's role in handling the Clayton Nominees' accounts—Jackson gave Perry "full power and authority" for the "sale of securities."

60. ***Bryan Development and Greenwich Street:*** Jackson was the head of Bryan Development and Greenwich Street but held stock for Clayton's benefit and in aid of Clayton's scheme. Distinct from the other Clayton Nominees, Jackson at times did use these entities for business activities unrelated to holding stock of the Clayton Issuers. Nonetheless, Jackson also used these entities to facilitate Clayton's scheme. For example, in 2018, Bryan Development held stock in Clayton Issuer ForeverGreen, and, in 2019, Bryan Development paid $100,000 to Capital Communications which was sent to ForeverGreen and other Clayton Nominees. Clayton fully repaid the $100,000 in 2022. Then, in August 2022, Greenwich Street acquired $250,000 of Clayton Issuer KwikClick stock, which Clayton again fully repaid in November 2022.

Jackson's False Attorney Opinion Letters and Other Services to Aid Clayton's Scheme

61. Through at least 2020, Clayton kept Jackson as an attorney on a paid retainer, but Jackson continued to act at Clayton's behest thereafter. Jackson provided various services over a period of years to aid Clayton's fraudulent scheme. Most critically, Jackson prepared attorney opinion letters for at least Clayton Nominees Capital Communications, Compass, Empire, Liberty, and Maestro, as well as First Equity. Jackson's letters stated falsely that the conditions of Rule 144 were met, and that Standard Registrar could remove restrictive legends from stock, allowing the stock to be sold publicly without volume limitations. For each of the Clayton Nominees, Jackson received the request to prepare the opinion letter from Clayton or Clayton's employees, received supporting documentation (to the extent he actually received it) from Clayton or Clayton's employees, and delivered finalized letters to Clayton or Clayton's employees. Despite this, Jackson's letters concealed Clayton's involvement, falsely stating that

the nominal officers requested the letters, provided supporting documentation, and received the final letters.

62. Jackson knew or was reckless in not knowing that Clayton controlled the Clayton Nominees and was an affiliate of the Clayton Issuers. Jackson shared an office building with Clayton for decades. Jackson knew that the records for the Clayton Nominees were stored in that same office, and that Clayton had access to records for the Clayton Nominees. Clayton or First Equity employees provided Jackson with backup documentation for Jackson's preparation of opinion letters for Clayton Nominees. Not only did Clayton or his employees request and receive the opinion letters—without the involvement of the Clayton Nominees' nominal officers—Clayton's employees often assisted Jackson in the preparation of opinion letters. Jackson further knew of or recklessly ignored red flags concerning the Clayton Nominees, including that they often shared addresses (one such address was the shared office in which Jackson and Clayton worked). Jackson also personally knew the nominal officers and knew or was reckless in not knowing that they likely did not possess the means to make sizeable (often six-figure) loans to the Clayton Issuers.

Perry's Fraudulent Conduct with Brokerage Firms in Aid of the Scheme

63. Perry served as bookkeeper for Clayton and his entities for many years. Perry maintained records of the Clayton Nominees' stock holdings. Perry prepared tax returns for Clayton Nominees. He received payments, through a business entity, from the Clayton Nominees for his services. Perry also prepared, or assisted in the preparation of, the financial reporting portions of public filings made with the Commission for publicly traded companies with which Clayton was involved.

64. Perry often served as the middleman between Clayton and brokerage firms, coordinating activities for the various Clayton Nominees such as delivering stock deposit forms,

ordering stock sales, and receiving proceeds of those sales. Perry knowingly or recklessly delivered false deposit forms, many purportedly signed by Perry's wife, concerning the Clayton Nominees and the stock to be deposited.

Rieu and Chesapeake's Promotion of the Clayton Issuers to Generate Investor Interest

65. Chesapeake provided promotional services to penny stock companies, which included typical investor relations services such as drafting press releases and fielding investor inquiries, but, most importantly, included canvassing investors and brokers to promote purchases of the stock of issuers. Although Chesapeake had clients independent of Clayton, Chesapeake was largely or entirely dependent on Clayton for funding during periods relevant to this Complaint.

66. Clayton retained Rieu and Chesapeake to generate investor interest in the stock of companies that Clayton held and wanted to sell. Clayton paid Chesapeake over $3.6 million between 2014 and 2024, including payments to Chesapeake that arrived from numerous Clayton Nominees.

67. Rieu knew or was reckless in not knowing that Clayton was engaged in a microcap stock selling scheme. Rieu knew or was reckless in not knowing that Clayton paid Chesapeake through Clayton Nominees as part of Clayton concealing his involvement in the scheme. Rieu knew or was reckless in not knowing that Clayton retained Rieu and Chesapeake to promote stocks because Clayton held those stocks and wished to sell them into an inflated market.

68. In 2023, Clayton learned of the Commission's investigation that led to this action and accordingly directed Rieu to acquire a burner phone to discuss their ongoing activities, and Rieu obliged because he knew or was reckless in not knowing that he and Clayton had been involved in illegal activity.

69. With respect to Flexpoint and ForeverGreen, Clayton compensated Rieu and Chesapeake according to the average price and total trading volume of the stock, thus incentivizing Rieu and Chesapeake to artificially inflate both price and trading volume. Acting accordingly, Rieu traded in stock of Flexpoint and ForeverGreen with the intent of artificially inflating their stock price and trading volume.

70. More broadly, Rieu traded in his own accounts, accounts of a relative, and Chesapeake accounts to repeatedly buy and sell stock of Chesapeake clients (Clayton Issuers and others) for the purpose of artificially inflating the price and trading volume of those stocks.

71. Further, acting separately from Clayton's scheme, Rieu engaged in insider trading of one of Chesapeake's only non-microcap clients, Sidus Space, using material non-public information concerning major upcoming press releases to trade profitably.

FRAUDULENT SALES OF FLEXPOINT STOCK

72. Since at least 2005, Clayton has been intimately involved with financing Flexpoint, during which time Mower has been the CEO of Flexpoint. Clayton controlled Flexpoint and therefore was an affiliate for purposes of his stock sales. Clayton controlled Flexpoint in numerous ways, including owning more than ten percent of Flexpoint stock, acting on Flexpoint's behalf to arrange for promotion of its stock, directing Flexpoint's management (including Mower), accessing Flexpoint's finances, drafting Commission filings, and often providing the sole source of funding for Flexpoint. Further, Mower received a biweekly paycheck through First Equity's payroll company from at least 2021 through at least August 2024.

73. Mower knew or was reckless in not knowing that Clayton was an affiliate of Flexpoint for those same reasons. Mower also knew or was reckless in not knowing that Clayton

was the beneficial owner of the Clayton Nominees. Mower's company relied on financing from the Clayton Nominees to survive, yet Mower did not meet with the nominal officers. Mower instead dealt exclusively, for over a decade, with Clayton and Clayton's administrative staff concerning each such nominee. Mower repeatedly sought financing from the Clayton Nominees through Clayton, received that financing through Perry and Clayton's staff, converted Clayton Nominee loans to Flexpoint stock at Clayton's direction, and otherwise acted at Clayton's direction for Flexpoint.

74. Jackson knew or was reckless in not knowing that Clayton was an affiliate of Flexpoint. Jackson knew that Clayton had made loans to Flexpoint, that Clayton provided advice or consulting services to Flexpoint, and that Clayton was intimately familiar with Flexpoint's operations. Jackson, who shared office space with Clayton, saw Clayton meet frequently with Flexpoint's CEO, Mower, and Jackson performed legal work for Flexpoint coordinated by Clayton. Clayton also provided Jackson with documents relating to the issuance of Flexpoint stock that was the subject of Jackson's opinion letters. Jackson intentionally or recklessly ignored these facts when representing in attorney opinion letters that the Clayton Nominees were not affiliates of Flexpoint. Jackson knew, or was reckless in not knowing, that Clayton was acting through the Clayton Nominees.

75. At various times since 2019, Clayton has beneficially owned through the Clayton Nominees (including Capital Communications, Compass, Empire, Liberty, and Maestro) and First Equity greater than five percent of Flexpoint stock, including owning more than ten percent of Flexpoint stock after transactions on or about January 21, 2021, March 23, 2021, and March 14, 2022. Clayton failed to file with the Commission required reports of his beneficial ownership or disposition of stock.

76. From at least 2014 to 2024, Clayton, aided and abetted by Perry, Jackson, Mower, Rieu, and Chesapeake, and using Standard Registrar, repeatedly undertook a scheme to fraudulently sell Flexpoint stock to the public in an artificially inflated securities market. Transfer and brokerage records show that Clayton repeated this scheme in numerous cycles with the Clayton Nominees, selling at least 45 million shares of Flexpoint. Examples include:

Fraudulent Sales of Flexpoint Stock Issued in July 2019

77. Clayton coordinated the conversion and subsequent sale of stock by different Clayton Nominees. For example, the Clayton Nominee Capital Communications purportedly made convertible loans to Flexpoint in 2016. All of the funds for these loans ultimately came from Clayton, and the loans were made to benefit Clayton. To avoid conversion of a reportable amount of stock by Capital Communications, in 2016 and 2017, those loans were purportedly assigned to Clayton Nominees Empire and Compass, having the effect of further concealing Clayton's ownership. In 2019, Clayton then undertook a series of deceptive and misleading steps to sell this Flexpoint stock to investors. Each of Perry, Jackson, Mower, Rieu, and Chesapeake aided and abetted Clayton in this process, and Clayton used Standard Registrar to further effect the scheme.

78. First, Clayton directed Flexpoint's CEO, Mower, to sign and return two $150,000 promissory notes on July 3, 2019, but backdated to January 20, 2016. Backdating loans was important to Clayton's scheme because the Rule 144 safe harbor includes a holding period requirement for shares acquired from an issuer in an unregistered transaction before they can be resold.

79. Second, although the two backdated promissory notes had just been executed by Mower on July 3, 2019, the Clayton Nominees fraudulently utilized documentation that

purportedly assigned the notes in years prior: one $150,000 note to Empire on April 15, 2016 and another to Compass on January 10, 2017. Splitting the notes between two Clayton Nominees was also important to Clayton's scheme, to avoid any one nominee holding an amount of stock requiring public disclosure through a Commission filing.

80. Third, after splitting the convertible note across the two nominee entities, Clayton converted the debt to stock. The same day that Mower signed the backdated notes, July 3, 2019, Flexpoint issued 3.65 million shares of stock to Empire and then on July 16, 2019, Flexpoint issued 3.2 million shares to Compass. In reality, Clayton owned these shares, had the power to direct their disposition, and benefitted from their sale. The total 6.85 million shares of Flexpoint stock would have been approximately six percent of outstanding shares, requiring reporting to the Commission on Schedule 13D.

81. Fourth, Clayton sought and received attorney opinion letters from Jackson—containing false representations—in order to remove restrictive legends and deposit the stock at a brokerage firm. Jackson issued such attorney opinion letters for both Empire and Compass, dated July 5, 2019 and November 22, 2019, respectively. Among other things, Jackson's letters falsely stated that the letter was requested by the nominee entity, that the documents had been provided by the nominee entity, and that the nominee entity had never been an affiliate of Flexpoint. Those representations were false, because, as Jackson knew or was reckless in not knowing, Clayton had requested the letters, Clayton provided any purported supporting documents, Clayton was the beneficial owner of Empire's and Compass's stock holdings, and Clayton was an affiliate of Flexpoint.

82. Fifth, on July 5, 2019, purportedly in reliance on Jackson's letter, Standard Registrar removed restrictive legends for 3.65 million shares of Flexpoint stock for Empire. On

July 18, 2019—apparently without receiving the yet-to-be-written November 22, 2019 attorney opinion letter—Standard Registrar removed restrictive legends on the 3.2 million shares of Flexpoint stock for Compass.

83. Sixth, Mower signed board resolutions and letters, drafted by Clayton or his staff, that issued the shares and attested that each of Capital Communications, Empire, and Compass "are not currently, nor have they ever been an . . . affiliate of Flexpoint." Mower then returned the letters to Clayton or his staff.

84. Seventh, now holding unrestricted stock, Clayton needed to deposit it at a brokerage firm to sell it to the public. To do so, Perry assisted Clayton in submitting (a) the false Jackson letters, (b) the false Mower letters, and (c) false brokerage deposit forms for Empire and Compass. For these deposit forms, the brokerage firm required that entities depositing stock make representations about that stock signed under penalty of perjury (here by Perry's wife as nominal officer of Empire, and separately the nominal officer of Compass). The Empire forms were signed by Perry's wife, either at Perry's direction or by Clayton or Perry affixing a copy of her signature. The Compass forms were signed by the nominal officer of Compass at the direction of Clayton or his staff. The forms falsely represented to the brokerage firm, among other things, that Empire and Compass were not:

a. "Affiliates" of Flexpoint, which was false because Clayton controlled each entity and was an affiliate of Flexpoint;

b. Engaged in "promotional efforts regarding the Issuer," which was false because Clayton—at times through Empire and Compass—was paying Rieu and Chesapeake for stock promotion;

c. Engaged in a "plan to violate or evade the registration provisions of the Securities Act or any other federal or state law or regulation," which was false, because, among other things, Clayton structured these transactions to evade registration requirements;

d. "Coordinated with possible sales by other stockholders," which was false because Clayton was coordinating sales activity with the other Clayton Nominees; and

e. Beneficial owners of more than the number of shares deposited (here 3.2 million and 3.65 million), which was false because Clayton beneficially held additional Flexpoint stock through the Clayton Nominees.

85. After attempting to deposit the stock, the brokerage firm found Jackson's attorney opinion letters to be deficient and required Jackson to submit corrected letters, which Clayton directed Perry to further assist in obtaining. The brokerage firm, having received an amended letter from Jackson, permitted the deposit of Flexpoint shares "based on [Jackson's] underlying conclusions that the customer is not an affiliate of the issuer and has been the beneficial owner of the securities for more than one year."

86. Eighth, Clayton coordinated with Mower, Rieu, and Chesapeake to issue positive news to artificially inflate the price and trading volume of Flexpoint stock prior to sales by the Clayton Nominees. For example, in late July 2019, Mower sent Clayton and Rieu a press release announcing Flexpoint's filing of a new patent; then on August 13, 2019, Mower sent Rieu and Clayton a draft press release announcing that Flexpoint's revenue had increased by 1,019 percent; and, on October 3, 2019, Rieu discussed with Mower and Clayton press releases for a "big announcement that will really move the stock." During this same period, Rieu, through his and Chesapeake's brokerage accounts, actively traded Flexpoint stock to create an artificial

appearance of interest by investors. Rieu did so despite Chesapeake policies prohibiting trading in the stock of companies to which it provided investor relations services.

87. Finally, Clayton, aided by Perry, needed to sell Flexpoint stock to an artificially inflated market. From August 2019 to December 2019, Empire sold over 3.65 million shares of Flexpoint stock to the public, and from May 2020 to September 2020, Compass sold 3.2 million shares of Flexpoint stock to the public, both of them exceeding the Rule 144 volume limitation of one percent of Flexpoint stock in a three-month period. Clayton's sales through Empire and Compass were illegal because Clayton, as both an affiliate of Flexpoint and beneficial owner of Empire's and Compass's shares, could not legally sell Flexpoint stock to the public in an unregistered transaction.

Fraudulent Sales of Flexpoint Stock Issued in January 2021

88. Clayton repeated the Flexpoint scheme in 2021. Clayton converted purported loans made by Capital Communications to Flexpoint in 2016 and 2017, all of the funds for which ultimately came from Clayton, and the loans were made to benefit Clayton. These convertible loans were then purported to be partially assigned from Capital Communications to Empire and Compass.

89. At least some payments from Empire to Capital Communications to acquire the 2016 Flexpoint loan were sham payments—merely shifting money among Clayton Nominees in a series of transactions designed to create the false appearance that Empire paid Capital Communications to acquire the convertible loan:

a. On January 6, 2021, Compass drew $100,000 from a line of credit belonging to Clayton;

b. On January 8, 2021, Compass sent $100,000 to Capital Communications;

c. Later on January 8, 2021, Capital Communications sent $50,000 to Empire;

d. With a check dated January 12, 2021, Empire sent $40,000 back to Capital Communications;

e. On January 14, 2021, Capital Communications sent $80,000 to Compass;

f. On January 19, 2021, Compass sent $50,000 back to Capital Communications;

g. On January 20, 2021, Capital Communications sent $50,000 to Empire; and

h. With a check dated January 21, 2021, Empire sent $50,000 back to Capital Communications.

90. The checks for the January 12, 2021 and January 21, 2021 payments from Empire to Capital Communications were subsequently submitted to a brokerage firm as part of the purported proof that Empire paid Capital Communications to acquire its 2016 Flexpoint convertible loan. Further, in connection with a different issuance of Flexpoint stock to Capital Communications and Empire in March 2022, Clayton reused the checks dated January 12, 2021 and January 21, 2021 to purportedly show Empire purchasing from Capital Communications a different Flexpoint convertible loan purported to be dated in 2020.

91. After the purported assignment of the loans, all three Clayton Nominees converted the loans to Flexpoint stock. On January 21, 2021, Flexpoint issued to Empire over 4.2 million shares, Capital Communications over 5.1 million shares, and Compass over 5.2 million shares.

92. Clayton again split shares among Empire, Capital Communications, and Compass to avoid public disclosure and again hide his overall ownership of Flexpoint. The total of over 14.5 million shares of Flexpoint stock would have been approximately twelve percent of outstanding shares, requiring reporting on Schedule 13D, and Forms 3, 4, and 5.

93. Relying on the same process described above, Clayton, aided and abetted by Jackson, Perry, Mower, Rieu, and Chesapeake, and using Standard Registrar, engaged in a scheme to deposit the Flexpoint stock and sell it to investors in the public markets.

94. Jackson provided attorney opinion letters for each Clayton Nominee dated February 2, 2021, March 5, 2021, and May 25, 2021. Jackson's letters contained false statements similar to the false statements made in connection with the July 2019 issuance of Flexpoint stock, including false statements about affiliation status.

95. Standard Registrar, acting solely at the direction of Clayton or Clayton's staff for each Clayton Nominee, issued the Flexpoint shares and removed restrictive legends, purportedly in reliance on attorney opinion letters from Jackson.

96. Mower again signed letters falsely attesting that the Clayton Nominees were not affiliates of Flexpoint. Further, on March 11, 2021, Mower subsequently agreed with Clayton to falsely backdate the conversion of the Capital Communications debt to December 2020 rather than in 2021. This allowed Flexpoint to file a 2020 annual report on March 31, 2021, falsely reflecting that Flexpoint had decreased its outstanding debt in 2020.

97. Perry further aided in depositing stock for all three Clayton Nominees at brokerage firms. Each such deposit required the submission of the Jackson and Mower letters and brokerage deposit forms, all of them containing false statements.

98. Clayton again coordinated with Mower, Rieu, and Chesapeake to issue positive news to inflate the price and trading volume of Flexpoint's stock. Clayton reviewed numerous draft press releases created in coordination with Mower, Rieu, and Chesapeake throughout the period that the Clayton Nominees began to sell stock. On August 13, 2021, Clayton emailed Mower that he "had a long conversation with Tim [Rieu] about . . . why [a Flexpoint employee]

can't focus on writing releases" and Rieu "said he was going to speak to [the employee]. So #1 I'm looking for a release." The purpose of issuing press releases was to generate investor interest in Flexpoint stock. During a period of issuing releases from April 2021 to August 2021, Rieu, trading in his own account and on behalf of Chesapeake, traded in Flexpoint stock on 44 out of 99 business days. Rieu traded with the purpose of creating an artificial appearance of interest by investors.

99. Finally, Clayton, aided by Perry, sold over 15 million shares of Flexpoint stock held by the Clayton Nominees in two promotional periods from April 2021 to September 2021 and April 2022 to February 2023. Sales by each of Capital Communications, Empire, and Compass exceeded one percent of Flexpoint stock in a three-month period. Each of the entities' sales were illegal because Clayton, as both an affiliate of Flexpoint and a beneficial owner of each nominee's shares, could not legally sell Flexpoint stock to the public in an unregistered transaction.

FRAUDULENT SALES OF FOREVERGREEN STOCK

100. Since at least 2008, Clayton served as a director of ForeverGreen. He became ForeverGreen's secretary in 2014 and its treasurer in 2020. By virtue of owning over ten percent of ForeverGreen stock, his positions with ForeverGreen, and his ability to direct its operations and management, Clayton controlled ForeverGreen and therefore was an affiliate.

101. In 2022, Clayton requested from ForeverGreen a ledger of "my historical loans as well as my current loans" and received a ledger identifying Empire and Capital Communications loans as "John Clayton Notes."

102. Clayton repeated his stock selling scheme in multiple rounds with ForeverGreen. First Equity, Jackson, Perry, Rieu, Chesapeake, and Standard Registrar each repeated their roles

from the Flexpoint scheme. Jackson assisted Clayton in removing restrictive legends, Standard Registrar removed restrictive legends, Perry deposited shares in brokerage accounts on the basis of false representations, Rieu and Chesapeake promoted ForeverGreen stock, and Clayton then sold the stock to the investing public via Clayton Nominees.

103. Since at least 2014, Clayton Nominees have fraudulently sold over 2 million shares of ForeverGreen. These sales frequently exceeded the one percent per three-month period volume limitation for affiliates. In addition, Clayton failed to file forms related to his beneficial ownership and disposition of stock as required by the federal securities laws, further concealing his beneficial ownership of this stock from the public.

104. Rieu and Chesapeake engaged in promotional and trading activity designed to allow Clayton to sell ForeverGreen stock into an artificial market. For example, on December 19, 2018, Rieu sought additional promotion of ForeverGreen stock because, after issuing press releases, Rieu was "[n]ot seeing the effect I thought we would get out of the news." Chesapeake subsequently paid for a stock newsletter company to publish articles on ForeverGreen stock, variously describing it as "Bargain Hunter's Paradise?", "Grossly Undervalued," and "Turnaround Underway." To artificially affect the market ForeverGreen stock, Rieu, acting on his own behalf and through Chesapeake, traded in ForeverGreen stock on over 100 days.

105. Clayton, aided and abetted by Jackson, took additional deceptive steps in the ForeverGreen scheme. In 2020, a ForeverGreen officer raised concerns with ForeverGreen's auditors that the company had engaged in undisclosed related-party transactions with Clayton Nominees including Jackson's company Bryan Development. ForeverGreen engaged Jackson—despite Jackson's relationship to Clayton and the investigation involving an entity controlled by Jackson himself—to conduct an internal investigation to determine if the officer's allegations

had merit. Jackson's investigation concluded that there were not undisclosed related-party transactions. Ultimately, Clayton, in his capacity as ForeverGreen's board chairman, signed a letter falsely representing to ForeverGreen's auditors that the Clayton Nominees "Capital Communications, Empire Funds Management [sic] . . . Liberty Partners, and Compass Equity Partners are not currently related parties."

FRAUDULENT TRANSACTIONS WITH KWIKCLICK STOCK

106. Since at least 2022, Clayton has been involved in the business of KwikClick. Clayton at times owned more than ten percent of KwikClick stock and directed its operations and management. Clayton drafted press releases and dictated schedules for releases, managed KwikClick's stock listing process, drafted board resolutions and Commission filings, and had full access to KwikClick's corporate records. In a text message dated October 14, 2023, Clayton instructed KwikClick's CEO to make Clayton "feel like I'm your partner and not someone who has to ask to be involved with [the] ownership or profits."

107. Together, Clayton Nominees at times held over twenty percent of KwikClick shares in 2022 and over sixteen percent in 2023. Clayton failed to file forms with the Commission related to his beneficial ownership of stock as required by the federal securities laws.

108. Despite knowing or recklessly not knowing that Clayton had engaged in fraudulent stock selling schemes for years, Jackson continued to participate in Clayton's microcap activity as recently as 2024. In 2022 and 2024, respectively, Jackson caused Greenwich Street and Klaja Partners to purchase KwikClick stock that was beneficially owned by Clayton. In addition, Jackson—at Clayton's direction—acted as the escrow agent for acquisition of KwikClick stock by Clayton Nominees and others. Finally, Jackson assisted

Clayton and KwikClick in responding to a regulatory inquiry concerning promotion and sale of KwikClick stock. KwikClick's written response to the regulator was drafted and reviewed by Jackson and Clayton. The regulator asked KwikClick to identify a primary contact at Investrio, which was a Clayton Nominee, and the letter falsely identified the nominal officer for Investrio while concealing Clayton's role.

109. Clayton had not sold the KwikClick stock through any known Clayton Nominee at the time of the Commission's investigation that led to this action. Nonetheless, Clayton had begun the stock promotional phase of his scheme which typically preceded his illicit sales, again paying Chesapeake and working with Rieu. In September 2023, Clayton directed Rieu to issue a series of "6 new press releases" to boost KwikClick stock. In November 2023, Clayton sought from KwikClick's CEO drafts of four "press releases ASAP" to aid "the market, values, and a capital raise and market uplift."

FRAUDULENT TRANSACTIONS WITH LZG INTERNATIONAL STOCK

110. Beginning by 2009, Clayton maintained LZG International as a public, non-operating shell company with the purpose of merging with an operating microcap company. The same business associate whom Clayton installed as the nominal officer of Investrio also served as the nominal officer of LZG International when it was a shell company, but that person had no control over LZG International. Instead, the business associate signed required Commission filings and corporate documents as directed by Clayton or his staff. The filings contained various false statements, including that the business associate held stock in LZG International and that LZG International owed moneys to certain of the Clayton Nominees.

111. Clayton, with Jackson's assistance, arranged for LZG International to bring FatBrain LLC public by acquiring its assets. Following the acquisition, which took place on or

about October 23, 2021, Clayton at times owned more than five percent of LZG International stock and directed its operations and management. Clayton told LZG International management when to pay certain invoices and he directly paid invoices on behalf of the company. Clayton drafted LZG International board resolutions and instructed a board member to sign such a resolution. Clayton also managed LZG International's stock listing process.

112. Clayton used the Clayton Nominees to conceal his ownership of stock in LZG International. Clayton directly funded the Clayton Nominees' acquisition of LZG International Stock. For example, on June 7, 2023, Clayton's staff emailed Perry that "John [Clayton] has a fairly significant acquisition of shares that will probably make . . . around 7.5 million dollars, do we have a company that has big losses that we could buy it in and his thoughts were Investrio, or would Compass, Liberty & Empire be best?" Perry responded that he had reviewed draft tax returns for Compass, Empire, Liberty and Maestro, but determined that "Investrio by far has the biggest losses." The next day on June 8, 2023, Clayton directed his bank to "transfer $610,000 from First Equity's . . . account into Investrio's new account . . . [t]hen a wire of $600,000 needs to be sent to the wire instruction below [to FatBrain] from Investrio's account."

113. Clayton, through the Clayton Nominees, has beneficially owned over six percent and over seven percent of LZG International shares in 2023 and 2024, respectively. Clayton failed to file forms with the Commission related to his beneficial ownership of stock as required by the federal securities laws.

114. Again, despite knowing or recklessly not knowing that Clayton had repeatedly engaged in fraudulent microcap stock selling schemes, Jackson assisted Clayton with preparing to sell LZG International stock in the public securities markets. Jackson knew, or was reckless in not knowing, that Clayton was an affiliate of LZG International. Among other things, Jackson

worked closely with Clayton on LZG International's transaction with FatBrain. Following the transaction, Jackson provided attorney opinion letters to assist Clayton in selling LZG International stock.

115. Clayton had not yet sold LZG International stock through any known Clayton Nominee at the time of the Commission investigation. Clayton, however, had begun the process of depositing stock with a brokerage firm on behalf of First Equity and the Clayton Nominees, on the basis of false representations.

116. Clayton had also begun the stock promotional phase of his scheme, again paying Chesapeake and working with Rieu. For example, in August 2023, Clayton directed Rieu to "take the financial release and split it in[to] two" press releases to boost LZG International stock. Chesapeake and Rieu engaged in further promotional and trading activity.

RIEU AND CHESAPEAKE ENGAGED IN SECURITIES FRAUD WITH CLAYTON AND INDEPENDENT OF CLAYTON

117. Rieu, as president of Chesapeake, gained knowledge about Chesapeake's investor relations clients and was privy to inside information about those companies. He generally held weekly calls with clients to stay apprised of their business and to discuss potential press releases and the timing of those releases. At all times relevant to this action, Chesapeake maintained a written policy that prohibited employees, including Rieu, from owning or trading in client securities to avoid employees abusing their access to the companies and trading while "privy to inside information regarding that Client's activities which may be deemed to be of a material nature." Rieu, however, regularly traded in client securities in personal and Chesapeake brokerage accounts.

118. Therefore, in addition to aiding and abetting Clayton's scheme through investor relations and promotional work, Rieu and Chesapeake violated the securities laws in three ways.

First, Rieu, acting on his own behalf and through Chesapeake, traded in client stock with the intent of benefiting clients by artificially inflating the price of the stock and providing artificial liquidity to the stocks. Second, Rieu profited from his illegal trading on the basis of material non-public information about a client stock. Third, Rieu and Chesapeake touted clients to the public without adequately disclosing their compensation, as required by law.

Rieu and Chesapeake Traded Stock to Artificially Affect Price and Trading Volume

119. Rieu often engaged in trading of Chesapeake client stock, not to generate a trading profit but instead to artificially inflate the price and trading volume of client stocks to attract investors to the stock. For both Clayton and other clients, Rieu traded to boost his clients' stock, so they would continue to compensate Chesapeake. To do so, Rieu often traded to stabilize a client's stock price in falling markets. Other trading took place around the time of client press releases and was intended to condition the market ahead of the news. Rieu, on his own behalf and through Chesapeake, frequently traded in client securities, and the trading often constituted a significant percentage of the market for client securities, as shown below:

Issuer	Days Traded	Days Over 10% of Traded Volume	Days Over 50% of Traded Volume
C-Bond Systems	66	15	1
Flexpoint Sensor Systems	203	120	16
ForeverGreen Worldwide	131	104	50
LZG International	22	9	1
Pressure BioSciences	81	45	12

Rieu's Fraudulent Trading in Clayton Issuer Stock

120. Rieu's trading in Flexpoint, ForeverGreen, and LZG International was designed to allow Clayton to sell stock at higher prices. To incentivize Rieu to artificially inflate the price and volume of Flexpoint and ForeverGreen specifically, Clayton paid Chesapeake a percentage, often ten percent, of the overall amount of stock traded in the market, determined by multiplying

a stock's average price by all trading volume. For example, on June 4, 2020, Rieu sought payment from Clayton by sending him a spreadsheet of "Chesapeake Activity" which showed the market's daily traded volume and price for Flexpoint and ForeverGreen. Rieu identified a period when the entire market traded $180,000 of Flexpoint and ForeverGreen, and Rieu requested payment of at least $18,000 from Clayton.

121. Clayton knew that Rieu traded in the Clayton Issuers to artificially inflate the price of Clayton Issuers. For example, on February 19, 2019, Clayton emailed Rieu to give guidance about "how you are currently trading." On September 11, 2019, Rieu promised Clayton for ForeverGreen he would "get the stock [price] up," and Rieu then purchased 42,217 ForeverGreen shares in Chesapeake accounts the following week. In another instance with Flexpoint, on August 25, 2020, Rieu wrote to Clayton asking for his payment because "we did buy all the FLXT." Rieu, through Chesapeake, purchased 258,000 shares of Flexpoint in July and August 2020.

Rieu's Fraudulent Trading in Pressure BioSciences Stock

122. Separate from the above-described conduct concerning the Clayton Issuers, Rieu, acting on his own and through Chesapeake, engaged in a coordinated campaign to artificially increase the price and trading volume of client Pressure BioSciences' stock. Beginning in or around September 2018, Pressure BioSciences engaged Chesapeake and two other firms for stock promotional services.

123. On January 22, 2019, Rieu wrote to the other promotional firms memorializing an agreement to trade in their own accounts to increase the price of Pressure BioSciences stock, making it appear more attractive, while promoting the security to investors:

> Ok team, Friday we all agreed to jump in early and get bids and take the offer. Chesapeake has done 2000 [shares] at 2.30 and we

> are the bid at 2.10 for 1500 [shares]. The 200 share bids are cute but can we all jump in as discussed and get some real buying. . . . Either Lead, Follow or get the f[***] out of the way. We have another 1000 [shares] coming at the offer in less then 10 minutes.

124. Rieu later wrote, "Love to get it to 2.60 today," referring to the stock price. The trades described by Rieu were executed in Rieu's personal brokerage account. That day, January 22, 2019, Rieu entered orders to buy 6,500 shares and bought 3,000 shares. In total, Pressure BioSciences traded 6,800 shares and closed at $2.28 per share compared to 2,380 shares and $2.20 per share the prior trading day.

125. On January 29, 2019, after Pressure BioSciences' CEO instructed that a news release "can't fail," *i.e.*, could not fail to increase the price of Pressure BioSciences stock, Rieu-controlled accounts entered orders to buy 3,500 shares and bought 938 shares. Pressure BioSciences traded 10,256 shares and closed at $2.64 per share compared to 2,828 shares and $2.05 per share the prior trading day.

126. On June 12, 2019, Pressure BioSciences' CEO wrote to Rieu that after issuing a press release, "We need market support" and that "We have traded 100 shares today and the highest current bid is $2.70." Rieu responded, "We have buying in at 2.90 and more coming." Around the same time as Rieu's email, Chesapeake and Rieu accounts began sending buy orders for 1,500 shares with limit prices at $2.80 per share and $2.90 per share, which had the effect of increasing the price and liquidity of Pressure BioSciences stock.

Rieu's Fraudulent Trading in C-Bond Systems Stock

127. While not in coordination with other firms, Rieu and Chesapeake traded to artificially affect client C-Bond's stock as well. On April 14, 2021, C-Bond filed with the Commission its 2020 annual report on Form 10-K, which provides important financial information to investors. The next day, on April 15, 2021, C-Bond's CEO emailed Rieu with the

directive "Let's bring it back by close!" This was a directive to increase C-Bond's stock price by that day's close of trading. When the stock price decreased, Rieu wrote, "What's going on? . . . We have been buying a ton today. . . I personall[y] have bought 600,000 [shares] so far today." That day, Rieu bought 650,000 shares of C-Bond stock to arrest the falling stock price.

128. To further incentivize Rieu and Chesapeake's artificial inflation of C-Bond stock, beginning in or about October 2021, C-Bond used a compensation model similar to that of Clayton, paying Chesapeake based on the average closing price of the stock. On January 31, 2023, C-Bond's CEO again complained about the price of C-Bond stock. Rieu advertised his buying with the hopes of continuing the engagement, stating, "I commit a lot of resources and $$ to the market every week."

RIEU'S INSIDER TRADING IN SIDUS SPACE STOCK

129. In June 2022, Chesapeake client Sidus Space announced its participation in a large NASA contract to build the next generation of space suits. Following the news, Sidus Space's stock price rose over 200% from the previous day. Rieu traded on the basis of material non-public information about Sidus Space's announcement, profiting in the amount of $28,641.

130. Chesapeake and Sidus Space entered into an agreement for investor relations services on March 2, 2022. Chesapeake and Rieu both owed a duty of confidence to Sidus Space, and, as an investor relations firm, were temporary insiders of Sidus Space. Rieu further told Sidus Space's CEO that Chesapeake had a duty of confidence to Sidus Space, assuring her that Chesapeake "can't share" and "never release[s]" news before it is public.

131. Rieu violated this duty by trading on the basis of his knowledge of drafts that Sidus Space management provided to him for an upcoming June 15, 2022 press release. On June 14, 2022 at 12:38 p.m., Rieu wrote to Sidus Space management stating that Sidus Space's CEO had requested "to have the draft sent to [Chesapeake's COO] and I to help with edits." In

response, at 12:58 p.m., Sidus Space staff sent Rieu a draft of the press release concerning the NASA spacesuit contract, and at 1:22 p.m., Chesapeake's COO, copying Rieu, responded with proposed edits to the press release.

132. Starting two minutes later, on June 14, 2022, between 1:24 p.m. and 5:36 p.m., Rieu purchased 5,066 shares of Sidus Space stock.

133. Sidus Space published the NASA contract press release at 9:00 a.m. on June 15, 2022. Sidus Space's stock price increased to $4.68 per share compared to a closing price of $1.44 per share on June 14, 2022. Rieu sold 5,000 shares of Sidus Space on June 15, 2022 at 9:32 a.m.

134. On June 15, 2022 at 1:20 p.m., Rieu wrote to Sidus Space's CEO, "Big difference, we were ready for this one, great release stock almost doubling."

135. The following day, Sidus Space's stock price continued to increase to over $7.00 per share, and on June 16, 2022, Rieu sold an additional 4,000 shares of Sidus Space stock held in a relative's brokerage account. Rieu had acquired and attempted to sell those shares on the basis of additional material non-public information the prior month. Rieu bought the 4,000 shares on May 5, 2022 in a relative's brokerage account after receiving from Sidus Space, on May 3, 2022, a draft press release concerning a memorandum of understanding with an Indian space company, and, on May 4, 2022, a draft quarterly financial report on SEC Form 10-Q. Rieu twice attempted to sell shares at higher prices after the release of these two pieces of news, but he set limit prices that were too high, and his sale orders went unfilled. Rieu was not able to profit from his illegal trading until after the NASA contract press release.

136. Rieu knew, or was reckless in not knowing, that the draft press releases and draft Commission filing he received on May 3, May 4, and June 14, 2022, were nonpublic. Further, as

an investor relations consultant with decades of experience and who regularly opined on the impact that press releases would have on the stock market, Rieu knew, or was reckless in not knowing, that the information in these releases was material.

RIEU AND CHESAPEAKE ILLEGALLY TOUTED CLIENT STOCK

137. Since at least January 2019, Chesapeake promoted stock of various clients while failing to disclose the compensation that Rieu and Chesapeake received for the promotions. Chesapeake staff, at Rieu's direction, engaged in mass email and calling campaigns to share information and encourage investors to purchase the stock of Chesapeake clients. To the extent Chesapeake staff disclosed that Chesapeake was compensated, they disclosed only that Chesapeake was "compensated, either directly or via a third party to provide investor relations services." This disclosure failed to state the amount of compensation received by Chesapeake and Rieu as is required by the securities laws.

138. Clayton paid Rieu and Chesapeake to promote Flexpoint, ForeverGreen, LZG International, and KwikClick. Other clients, Pressure BioSciences, C-Bond, and Sidus Space, separately retained and compensated Chesapeake to promote their stock.

139. Rieu and Chesapeake executed statute of limitations tolling agreements with the Commission tolling the period March 25, 2024 through August 23, 2024.

FIRST CLAIM FOR RELIEF
FRAUD IN THE OFFER OR SALE OF SECURITIES

Violations of Section 17(a)(2) of the Securities Act
(Clayton, First Equity)

140. Paragraphs 1 through 139 above are re-alleged and incorporated by reference as if fully set forth herein.

141. By reason of the conduct described above, Clayton and First Equity, directly or indirectly, in connection with the offer or sale of securities, by the use of the means or

instrumentalities of interstate commerce or of the mails, directly or indirectly, acting intentionally, knowingly, recklessly, or negligently, obtained money or property by means of untrue statements of material fact or by omitting to state material facts necessary in order to make statements made, in the light of the circumstances under which they were made, not misleading.

142. By reason of the conduct described above, Clayton and First Equity violated Securities Act Section 17(a)(2) [15 U.S.C. § 77q(a)(2)] and will continue to violate that section unless enjoined.

SECOND CLAIM FOR RELIEF
FRAUD IN CONNECTION WITH THE PURCHASE OR SALE OF SECURITIES

Violations of Section 10(b) of the Exchange Act and Rule 10b-5(b) thereunder (Clayton, First Equity)

143. Paragraphs 1 through 139 above are re-alleged and incorporated by reference as if fully set forth herein.

144. By reason of the conduct described above, Clayton and First Equity, directly or indirectly, in connection with the purchase or sale of securities, by the use of the means or instrumentalities of interstate commerce or of the mails, or of any facility of any national securities exchange, intentionally, knowingly, or recklessly made untrue statements of material fact or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

145. By reason of the conduct described above, Clayton and First Equity violated Exchange Act Section 10(b) [15 U.S.C. § 78j(b)] and Rule 10b-5(b) [17 C.F.R. § 240.10b-5(b)] thereunder and will continue to violate that section and rule unless enjoined.

THIRD CLAIM FOR RELIEF
FRAUD IN THE OFFER OR SALE OF SECURITIES

Violations of Sections 17(a)(1) and (3) of the Securities Act
(Clayton, First Equity, Standard Registrar, Rieu, Chesapeake)

146. Paragraphs 1 through 139 above are re-alleged and incorporated by reference as if fully set forth herein.

147. By reason of the conduct described above, Clayton, First Equity, Standard Registrar, Rieu, and Chesapeake, directly or indirectly, in connection with the offer or sale of securities, by the use of the means or instrumentalities of interstate commerce or of the mails, directly or indirectly, acting intentionally, knowingly, recklessly, or negligently: (i) employed devices, schemes, or artifices to defraud; and (ii) engaged in transactions, practices, or courses of business which operated or would operate as a fraud or deceit upon any persons, including purchasers or sellers of securities.

148. By reason of the conduct described above, Clayton, First Equity, Standard Registrar, Rieu, and Chesapeake violated Securities Act Sections 17(a)(1) and (3) [15 U.S.C. § 77q(a)(1) and (3)] and will continue to violate those sections unless enjoined.

FOURTH CLAIM FOR RELIEF
FRAUD IN CONNECTION WITH THE PURCHASE OR SALE OF SECURITIES

Violations of Section 10(b) of the Exchange Act and Rules 10b-5(a) and (c) thereunder
(Clayton, First Equity, Standard Registrar, Rieu, Chesapeake)

149. Paragraphs 1 through 139 above are re-alleged and incorporated by reference as if fully set forth herein.

150. By reason of the conduct described above, Clayton, First Equity, Standard Registrar, Rieu, and Chesapeake, directly or indirectly, in connection with the purchase or sale of securities, by the use of the means or instrumentalities of interstate commerce or of the mails, or

of any facility of any national securities exchange, intentionally, knowingly, or recklessly: (i) employed devices, schemes, or artifices to defraud; and (ii) engaged in acts, practices, or courses of business which operated or would operate as a fraud or deceit upon any persons, including purchasers or sellers of securities.

151. By reason of the conduct described above, the Clayton, First Equity, Standard Registrar, Rieu, and Chesapeake violated Exchange Act Section 10(b) [15 U.S.C. § 78j(b)] and Rules 10b-5(a) and (c) thereunder [17 C.F.R. § 240.10b-5(a) and (c)] and will continue to violate that section and those rules unless enjoined.

FIFTH CLAIM FOR RELIEF
FRAUD IN CONNECTION WITH THE PURCHASE OR SALE OF SECURITIES
INSIDER TRADING

Violations of Section 10(b) of the Exchange Act and Rules 10b-5(a) and (c) thereunder (Rieu)

152. Paragraphs 1 through 139 above are re-alleged and incorporated by reference as if fully set forth herein.

153. By reason of the conduct described above, Rieu, directly or indirectly, in connection with the purchase or sale of securities, by the use of the means or instrumentalities of interstate commerce or of the mails, or of any facility of any national securities exchange, intentionally, knowingly, or recklessly, (i) employed devices, schemes, or artifices to defraud; and (ii) engaged in acts, practices, or courses of business which operated or would operate as a fraud or deceit upon any persons, including purchasers or sellers of securities.

154. By reason of the conduct described above, Rieu violated Exchange Act Section 10(b) [15 U.S.C. § 78j(b)] and Rules 10b-5(a) and (c) thereunder [17 C.F.R. § 240.10b-5(a) and (c)] and will continue to violate that section and those rules unless enjoined.

SIXTH CLAIM FOR RELIEF
UNREGISTERED OFFERINGS OF SECURITIES

Violations of Sections 5(a) and 5(c) of the Securities Act
(Clayton, Jackson, Standard Registrar)

155. Paragraphs 1 through 139 above are re-alleged and incorporated by reference as if fully set forth herein.

156. By reason of the conduct described above, Clayton, Jackson, and Standard Registrar, directly or indirectly: (a) made use of the means or instruments of transportation or communication in interstate commerce or of the mails to sell, through the use or medium of a prospectus or otherwise, Flexpoint securities as to which no registration statement has been in effect and for which no exemption from registration has been available; and/or (b) made use of the means or instruments of transportation or communication in interstate commerce or of the mails to offer to sell, through the use or medium of a prospectus or otherwise, Flexpoint securities, as to which no registration statement has been filed.

157. As a result, Clayton, Jackson, and Standard Registrar violated Section 5(a) and (c) of the Securities Act [15 U.S.C. § 77e(a) and (c)] and will continue to violate those sections unless enjoined.

SEVENTH CLAIM FOR RELIEF
AIDING AND ABETTING

Aiding and Abetting Violations of Section 17(a)(1) and (3) of the Securities Act
(Jackson, Perry, Mower, Rieu, Chesapeake)

158. Paragraphs 1 through 139 above are re-alleged an incorporated by reference as if fully set forth herein.

159. By reason of the conduct described above, Clayton and First Equity, directly or indirectly, in the offer or sale of securities, by the use of the means or instrumentalities of interstate commerce or of the mails, or of any facility of any national securities exchange,

intentionally, knowingly, recklessly, or negligently: (i) employed devices, schemes, or artifices to defraud; and (ii) engaged in transactions, practices, or courses of business which operated or would operate as a fraud or deceit upon any persons, including purchasers or sellers of securities.

160. Jackson, Perry, Mower, Rieu, and Chesapeake each knowingly or recklessly provided substantial assistance to Clayton and First Equity in their violations of Section 17(a)(1) and (3) of the Securities Act. Therefore, per Section 15(b) of the Securities Act [15 U.S.C. § 77o(b)], Jackson, Perry, Mower, Rieu, and Chesapeake each violated Sections 17(a)(1) and (3) of the Securities Act and will continue to violate those sections unless enjoined.

EIGHTH CLAIM FOR RELIEF
AIDING AND ABETTING

Aiding and Abetting Violations of Section 10(b) of the Exchange Act and Rules 10b-5(a) and (c) Thereunder (Jackson, Perry, Mower, Rieu, Chesapeake)

161. Paragraphs 1 through 139 above are re-alleged and incorporated by reference as if fully set forth herein.

162. By reason of the conduct described above, Clayton and First Equity, directly or indirectly, in connection with the purchase or sale of securities, by the use of the means or instrumentalities of interstate commerce or of the mails, or of any facility of any national securities exchange, intentionally, knowingly, or recklessly: (i) employed devices, schemes, or artifices to defraud; and (ii) engaged in acts, practices, or courses of business which operated or would operate as a fraud or deceit upon any persons, including purchasers or sellers of securities.

163. Jackson, Perry, Mower, Rieu, and Chesapeake knowingly or recklessly provided substantial assistance to Clayton and First Equity in their violations of Section 10(b) of the Exchange Act and Rules 10b-5(a) and (c) thereunder. Therefore, per Section 20(e) of the Exchange Act [15 U.S.C. § 78t(e)], Jackson, Perry, Mower, Rieu, and Chesapeake each violated

Section 10(b) of the Exchange Act and Rules 10b-5(a) and (c) thereunder and will continue to violate that section and those rules unless enjoined.

NINTH CLAIM FOR RELIEF
FAILURE TO DISCLOSE SECURITIES HOLDINGS

Violation of Section 13(d) of the Exchange Act and Rule 13d-1 thereunder (Clayton)

164. Paragraphs 1 through 139 above are re-alleged and incorporated by reference as if fully set forth herein.

165. Pursuant to Exchange Act Section 13(d) and Rule 13d-1 thereunder, persons who are directly or indirectly the beneficial owners of more than five percent of the outstanding shares of a class of voting equity securities registered under the Exchange Act are required to file a Schedule 13D within ten days of the date on which their ownership exceeds five percent.

166. Clayton had an obligation to file with the Commission true and accurate reports with respect to his ownership of Flexpoint, KwikClick, and LZG International stock pursuant to Exchange Act Section 13(d) and Rule 13d-1 thereunder, but failed to do so.

167. By reason of the foregoing, Clayton violated, and, unless enjoined and restrained will continue to violate, Section 13(d) of the Exchange Act [15 U.S.C. § 78m(d)] and Rule 13d-1 thereunder [17 C.F.R. § 240.13d-1].

TENTH CLAIM FOR RELIEF
FAILURE TO DISCLOSE SECURITIES HOLDINGS

Violations of Section 16(a) of the Exchange Act and Rule 16a-3 thereunder (Clayton)

168. Paragraphs 1 through 139 above are re-alleged and incorporated by reference as if fully set forth herein.

169. Clayton, after acquiring, directly or indirectly, the beneficial ownership of more than ten percent of a class of equity securities of Flexpoint and KwikClick registered pursuant to

Section 12 of the Exchange Act [15 U.S.C. § 78l], failed to file with the Commission a Form 3 providing an initial statement of beneficial ownership and, after effecting transactions in the securities, failed to file with the Commission Forms 4 and 5 providing statements of changes in beneficial ownership.

170. By reason of the foregoing, Clayton has violated, and unless restrained and enjoined will in the future violate, Section 16(a) of the Exchange Act [15 U.S.C. § 78p(a)] and Rule 16a-3 thereunder [17 C.F.R. § 240.16a-3].

ELEVENTH CLAIM FOR RELIEF
UNLAWFUL TOUTING

Violations of Section 17(b) of the Securities Act
(Rieu, Chesapeake)

171. Paragraphs 1 through 139 above are re-alleged and incorporated by reference as if fully set forth herein.

172. By their conduct alleged herein, Rieu and Chesapeake, by the use of any means or instruments of transportation or communication in interstate commerce or by the use of the mails, published, gave publicity to, or circulated a notice, advertisement, or communication, which, though not purporting to offer a security for sale, described a security, for a consideration received or to be received, directly or indirectly, from an issuer, underwriter, or dealer, without fully disclosing the receipt of such consideration and the amount thereof.

173. Rieu and Chesapeake thus violated, and unless restrained and enjoined will continue to violate, Section 17(b) of the Securities Act [15 U.S.C. § 77q(b)].

TWELFTH CLAIM FOR RELIEF
OTHER EQUITABLE RELIEF, INCLUDING
UNJUST ENRICHMENT AND CONSTRUCTIVE TRUST

(Relief Defendants)

174. Paragraphs 1 through 139 above are re-alleged and incorporated by reference as if fully set forth herein.

175. Section 21(d)(5) of the Exchange Act states, "In any action or proceeding brought or instituted by the Commission under any provision of the securities laws, the Commission may seek, and any Federal court may grant, any equitable relief that may be appropriate or necessary for the benefit of investors."

176. Relief Defendants received ill-gotten funds by means of a fraudulent stock selling scheme. Relief Defendants have no legitimate claim to this property. In equity and good conscience, Relief Defendants should not be allowed to retain such funds.

177. As a result, Relief Defendants are liable for unjust enrichment and should each be required to return their share of ill-gotten gains, in an amount to be determined by the Court. The Court should also impose a constructive trust on the ill-gotten gains in the possession of Relief Defendants.

PRAYER FOR RELIEF

WHEREFORE, the Commission respectfully requests that this Court grant the following relief:

I.

Enter a Final Judgment permanently restraining and enjoining Defendants, as well as their agents, servants, employees, attorneys, and those persons in active concert or participation with them, from directly or indirectly engaging in the conduct described above, or in conduct of similar purpose and effect, in violation of Section 17(a) of the Securities Act [15 U.S.C.

§ 77q(a)] and Section 10(b) of the Exchange Act [15 U.S.C. § 78j(b)] and Rule 10b-5 thereunder [17 C.F.R. § 240.10b-5];

II.

Enter a Final Judgment permanently enjoining Clayton, Jackson, and Standard Registrar, as well as their officers, agents, servants, employees, attorneys, and those persons in active concert or participation with them who receive actual notice of the injunction by personal service or otherwise, and each of them, from violating Section 5(a) and 5(c) of the Securities Act [15 U.S.C. § 77e(a) and (c)];

III.

Enter a Final Judgment permanently enjoining Clayton, as well as his officers, agents, servants, employees, attorneys, and those persons in active concert or participation with them who receive actual notice of the injunction by personal service or otherwise, and each of them, from violating Sections 13(d) and 16(a) of the Exchange Act [15 U.S.C. §§ 78m(d) and 78p(a)], and Rules 13d-1 and 16a-3 thereunder [17 C.F.R. §§ 240.13d-1 and 240.16a-3];

IV.

Enter a Final Judgment permanently enjoining Rieu and Chesapeake, as well as their officers, agents, servants, employees, attorneys, and those persons in active concert or participation with them who receive actual notice of the injunction by personal service or otherwise, and each of them, from violating Section 17(b) of the Securities Act [15 U.S.C. § 77q(b)];

V.

Enter a Final Judgment ordering Defendants to disgorge their ill-gotten gains and pay prejudgment interest thereon pursuant to Sections 21(d)(5) and (7) of the Exchange Act [15 U.S.C. § 78u(d)(5) and (7)];

VI.

Enter a Final Judgment imposing civil money penalties upon Defendants pursuant to Section 20(d) of the Securities Act [15 U.S.C. § 77t(d)] and Section 21(d)(3) of the Exchange Act [15 U.S.C. § 78u(d)(3)];

VII.

Enter a Final Judgment prohibiting Defendants from participating in any offering of a penny stock, pursuant to Section 20(g) of the Securities Act [15 U.S.C. § 77t(g)] and Section 21(d)(6) of the Exchange Act [15 U.S.C. § 78u(d)(6)];

VIII.

Enter a Final Judgment barring Clayton, Jackson, Perry, Mower, and Rieu from acting as an officer or director of any public company, pursuant to Section 20(e) of the Securities Act [15 U.S.C. § 77t(e)] and Section 21(d)(2) of the Exchange Act [15 U.S.C. § 78u(d)(2)];

IX.

Enter a Final Judgment permanently enjoining Clayton from directly or indirectly, including, but not limited to, through any entity owned or controlled by Clayton: (i) participating in the issuance, purchase, offer, or sale of any security; (ii) being the controlling shareholder of any issuer (which term "controlling shareholder" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an issuer, whether through the ownership of voting securities, by contract, or otherwise); (iii) promoting any issuer

of any security, causing the promotion of any issuer of any security, or deriving compensation from the promotion of any issuer of any security; for purposes of this injunction, "promoting" or "promotion" means, for direct or indirect compensation or pecuniary benefit, directly or indirectly, engaging in, publishing, giving publicity to, or circulating any communication, the goal of which is to generate interest in any security; or (iv) soliciting any person or entity to purchase or sell any security, or to hold any security, as nominee; provided, however, that such injunction shall not prevent Clayton from purchasing or selling securities listed on a national securities exchange for his own personal account;

X.

Enter a Final Judgment permanently enjoining First Equity from directly or indirectly, including, but not limited to, through any entity owned or controlled by First Equity: (i) participating in the issuance, purchase, offer, or sale of any security; (ii) being the controlling shareholder of any issuer (which term "controlling shareholder" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an issuer, whether through the ownership of voting securities, by contract, or otherwise); or (iii) promoting any issuer of any security, causing the promotion of any issuer of any security, or deriving compensation from the promotion of any issuer of any security; for purposes of this injunction, "promoting" or "promotion" means, for direct or indirect compensation or pecuniary benefit, directly or indirectly, engaging in, publishing, giving publicity to, or circulating any communication, the goal of which is to generate interest in any security;

XI.

Enter a Final Judgment permanently enjoining Perry from directly or indirectly, including, but not limited to, through any entity owned or controlled by Perry, participating in the issuance, purchase, offer, or sale of any security; provided, however, that such injunction

shall not prevent Perry from purchasing or selling securities listed on a national securities exchange for his own personal account;

XII.

Enter a Final Judgment permanently enjoining Rieu from directly or indirectly, including, but not limited to, through any entity owned or controlled by Rieu: (i) participating in the issuance, purchase, offer, or sale of any security; (ii) promoting any issuer of any security, causing the promotion of any issuer of any security, or deriving compensation from the promotion of any issuer of any security; for purposes of this injunction, "promoting" or "promotion" means, for direct or indirect compensation or pecuniary benefit, directly or indirectly, engaging in, publishing, giving publicity to, or circulating any communication, the goal of which is to generate interest in any security; or (iii) soliciting any person or entity to purchase or sell any security, or to hold any security, as nominee; provided, however, that such injunction shall not prevent Rieu from purchasing or selling securities listed on a national securities exchange for his own personal account;

XIII.

Enter a Final Judgment permanently enjoining Chesapeake from directly or indirectly: (i) participating in the issuance, purchase, offer, or sale of any security; (ii) promoting any issuer of any security, causing the promotion of any issuer of any security, or deriving compensation from the promotion of any issuer of any security; for purposes of this injunction, "promoting" or "promotion" means, for direct or indirect compensation or pecuniary benefit, directly or indirectly, engaging in, publishing, giving publicity to, or circulating any communication, the goal of which is to generate interest in any security; or (iii) soliciting any person or entity to purchase or sell any security, or to hold any security, as nominee;

XIV.

Enter a Final Judgment ordering Relief Defendants to disgorge their ill-gotten gains and pay prejudgment interest thereon pursuant to Section 21(d)(5) and (7) of the Exchange Act [15 U.S.C. § 78u(d)(5) and (7)]; and

XV.

Granting such other and further relief as this Court deems just and proper.

JURY DEMAND

Pursuant to Rule 38 of the Federal Rules of Civil Procedure, Plaintiff demands that this case be tried to a jury.

DATED: December 11, 2024.

Respectfully submitted,

/s/ Michael C. Moran

Michael C. Moran (Mass. Bar No. 666885)
Russell A. Mawn (Mass. Bar No. 712095)
Alexandra B. Lavin (Mass. Bar No. 687785)
Jeffrey Olshan (Mass Bar. No. 693337)
SECURITIES AND EXCHANGE COMMISSION
Boston Regional Office
33 Arch St., 24th Floor
Boston, MA 02110
Phone: 617-573-8931 (Moran direct)
Email: MoranMi@sec.gov
Fax: 617-573-4590